Exhibit 10.43

OFFICE LEASE

BETWEEN

PASEO DEL MAR CA, LLC

(“LANDLORD”)

AND

CARDIUM THERAPEUTICS, INC.

(“TENANT”)

TABLE OF CONTENTS

1.	Basic Lease Information	1
2.	Lease Grant	4
3.	Term; Adjustment of Commencement Date; Early Access	4
4.	Rent	5
5.	Tenant’s Use of Premises	12
6.	Security Deposit	13
7.	Services Furnished by Landlord	13
8.	Use of Electrical Services by Tenant	15
9.	Repairs and Alterations	15
10.	Entry by Landlord	17
11.	Assignment and Subletting	17
12.	Liens	20
13.	Indemnity	20
14.	Insurance	21
15.	Mutual Waiver of Subrogation	21
16.	Casualty Damage	22
17.	Condemnation	23
18.	Events of Default	24
19.	Remedies	24
20.	Limitation of Liability	27
21.	No Waiver	27
22.	Tenant’s Right to Possession	27
23.	Intentionally Omitted	27
24.	Holding Over	27
25.	Subordination to Mortgages; Estoppel Certificate	28
26.	Attorneys’ Fees	28
27.	Notice	29
28.	Reserved Rights	29
29.	Surrender of Premises	30
30.	Hazardous Materials	31
31.	Signage	32
32.	Parking	32
33.	Miscellaneous	34

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EXHIBITS AND RIDERS:

EXHIBIT A-1	OUTLINE AND LOCATION OF PREMISES
EXHIBIT A-2	LEGAL DESCRIPTION OF PROJECT
EXHIBIT A-3	DEPICTION OF RESERVED PARKING SPACES
EXHIBIT B	RULES AND REGULATIONS
EXHIBIT C	COMMENCEMENT LETTER
EXHIBIT D	WORK LETTER
EXHIBIT E	FORM OF LETTER OF CREDIT
EXHIBIT F	MODIFIED BOMA STANDARD
RIDER 1	OPTION TO EXTEND
RIDER 2	RIGHT OF FIRST REFUSAL
RIDER 3	INSURANCE WAIVER

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OFFICE LEASE

This Office Lease (this “Lease”) is entered into by and between PASEO DEL MAR CA, LLC, a Delaware limited liability company (“Landlord”), and CARDIUM THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”).

1. Basic Lease Information. The key business terms used in this Lease are defined as follows:

A. “Building”: The building commonly known as Building No. 3, and located at 12255 El Camino Real, San Diego, California 92130, including the parcel(s) of land on which the Building is located, as more fully described on Exhibit A-2. “Project”: The multi-building project commonly known as “Paseo Del Mar” in which the Building is located and a part thereof, all parcels of land on which the Building and such other buildings are located, together with all improvements located thereon; including, without limitation, parking facilities and other improvements serving the Building in common with other buildings within said project.

B. “Rentable Square Footage of the Building”: is agreed and stipulated to be 74,526 square feet, as determined in accordance with the floor measurement criteria specified in Exhibit F of this Lease (“Modified BOMA Standard”).

C. “Premises”: The area shown on Exhibit A-1 to this Lease. The Premises are located on the second floor of the portion of the Building known as suite number 250. The “Rentable Square Footage of the Premises” is deemed to be approximately 11,184 square feet. The “Useable Square Footage of the Premises” is deemed to be 9,819 square feet. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises, as determined in accordance with the Modified BOMA Standard. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and the Useable Square Footage of the Premises are each correct and shall not be remeasured.

D. “Base Rent”:

	Period		Monthly Rate Per Square Foot	Monthly Base Rent
Commencement Date	through	Month 12**	$4.20	$46,972.80
Month 13	through	Month 24	$4.35	$48,650.40
Month 25	through	Month 36	$4.50	$50,328.00
Month 37	through	Month 48	$4.66	$52,117.44
Month 49	through	Month 60	$4.82	$53,906.88
Month 61	through	Expiration Date	$4.99	$55,808.16

The “Months” referenced in the above table are full calendar months. For example, if the Commencement Date occurs on June 21, Month 1 will be July 1 through July 31, Month 2 will be August 1 through August 31, and so on. ** Base Rent for Months 2, 3, 4 and 5 shall be abated.

E. “Tenant’s Pro Rata Share”: The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building, which initial percentage is 15.03%.

F. “Base Year” for Operating Expenses: 2008.

G. “Term”: The period of approximately sixty-four (64) months starting on the Commencement Date, subject to the provisions of Article 3.

H. “Estimated Commencement Date”: January 1, 2008.

I. “Security Deposit”: $55,808.16 cash and a $500,000 Letter of Credit, the terms of which are provided in Section 33.M below.

J. “Guarantor(s)”: N/A.

K. “Business Day(s)”: Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Project is located.

L. “Law(s)”: All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”), and all restrictive covenants existing of record and all rules and requirements of any existing or future association (“Association”) or improvement district affecting the Project now or at any time during the Term.

M. “Normal Business Hours”: 7:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 2:00 P.M. on Saturdays, exclusive of Holidays.

N. “Notice Addresses”:

Tenant: On or after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Cardium Therapeutics, Inc.

3611 Valley Center Dr., Suite 525

San Diego, CA 92130

Attn: Tyler Dylan

Phone #: (858) 436-1030

Landlord:	With a copy to:

Paseo Del Mar CA, LLC c/o KBS Realty Advisors, Inc. 620 Newport Center Drive, Suite 1300 Newport Beach, California 92660 Attn: David Kray Phone #: (949) 417-6566	CBRE 4365 Executive Drive, Suite 1600 San Diego, California 92121 Attn: Diane Stockmeyer Phone #: (858) 646-4704

Rent is payable to the order of PASEO DEL MAR CA, LLC as follows:

by check:

Paseo Del Mar CA, LLC, #700118

P.O. Box 301105

Los Angeles, CA 90030-1105

O. “Tenant Improvement Allowance”: $615,120 ($55.00 per Rentable Square Foot of the Premises).

P. “Tenant Parking Spaces”: Parking spaces in number equal to four (4) per 1,000 Useable Square Footage of the Premises (i.e., 45 spaces) as follows: twelve (12) under-Building reserved spaces, located as shown on Exhibit A-3 and thirty-three (33) surface parking spaces.

Q. “Other Defined Terms”: In addition to the terms defined above, an index of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:

Affiliate	11.E
Alterations	9.C(1)
Audit Election Period	4.G
Cable	9.A
Claims	13
Collateral	19.E
Commencement Date	3.A
Common Areas	2
Completion Estimate	16.B
Contamination	30.C
Costs of Reletting	19.B
Excess Operating Expenses	4.B
Expiration Date	3.A
Force Majeure	31.C
Hazardous Materials	30.C
Landlord Parties	13
Landlord Work	3.A
Landlord’s Rental Damages	19.B
Leasehold Improvements	29
Letter of Credit	33.M
Minor Alterations	9.C(1)
Monetary Default	18.A
Mortgage	25
Mortgagee	25
Operating Expenses	4.D
Parking Facilities	32.
Permitted Transfer	11.E
Permitted Use	5.A
Prime Rate	19.B
Provider	7.C
Relocated Premises	23
Relocation Date	23
Rent	4.A
Service Failure	7.B
Signage Program	31.A
Special Installations	29
Substantial Completion	Work Letter
Taking	17
Tenant Delay	Work Letter
Tenant Parties	13
Tenant’s Insurance	14.A
Tenant’s Property	14.A
Tenant’s Removable Property	29
Time Sensitive Default	18.B
Transfer	11.A
Work Letter	3.A

2. Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Project that are designated by Landlord for the common use of tenants of the Building and the Project and others, such as sidewalks, common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the “Common Areas”).

3. Term; Adjustment of Commencement Date; Early Access.

A. Term. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in Section 1(G) (the “Expiration Date”), unless extended or terminated early in accordance with this Lease. The Term of this Lease (as specified in Section 1(G)) shall commence on the Commencement Date. The “Commencement Date” shall be the earliest of (1) the date on which the Landlord Work is Substantially Complete, as determined pursuant to the Work Letter, or (2) the date on which the Landlord Work would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or (3) the date Tenant takes possession of any part of the Premises for purposes of conducting business. If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, including Landlord’s failure to Substantially Complete the Landlord Work by the Estimated Commencement Date, the holdover or unlawful possession of such space by any third party, or for any other reason, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date, the Expiration Date, the Rent schedule and any other variable matters, Landlord shall prepare and deliver to Tenant a factually correct commencement letter agreement substantially in the form attached as Exhibit C. If such commencement letter is not executed by Tenant within 30 days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein. Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date. “Landlord Work” means the work that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”) attached as Exhibit D. Notwithstanding the foregoing, and subject to Tenant Delay, if Landlord has not delivered the Premises to Tenant with all the Landlord Work Substantially Complete, within two hundred ten (210) days after Landlord has received all of the Approved Construction Documents and all bids for construction of the Landlord Work have been approved, then Tenant shall deliver a notice to Landlord informing Landlord that such 210 day period has run and Landlord shall have an additional thirty (30) days to deliver the Premises to Tenant with the Landlord Work complete. If Landlord fails to deliver the Premises to Tenant following the thirty (30) day notice and cure period, then Tenant shall receive rent abatement equal to one (1) day of Base Rent for each day of delay beyond the cumulative two hundred forty (240) day period set forth above, until the date Landlord delivers the Premises to Tenant in the condition required by this Lease.

B. Acceptance of Premises. The Premises are accepted by Tenant in “as is” condition and configuration subject to (1) any Landlord obligation to perform Landlord Work, and (2) any latent defects in the Premises of which Tenant notifies Landlord within one (1) year after the Commencement Date other than work performed by Tenant Parties. TENANT HEREBY AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE PREMISES, THE BUILDING OR THE PROJECT.

C. Early Access. Prior to the date the Landlord Work is Substantially Complete, Tenant’s access to the Premises, for the sole purpose of performing improvements or installing furniture, equipment or other personal property, shall be permitted only with the prior written consent of Landlord. Except as set forth in this section, early access to the Premises shall be subject to the terms and conditions of this Lease. If such early access to the Premises is permitted by Landlord, Tenant shall not be required to pay Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses for any days of such early access; provided however, Tenant shall pay for the cost of any other Project services requested by Tenant. In connection with the foregoing, Landlord agrees that Tenant may enter the Premises prior to Substantial Completion of the Landlord Work for the sole purpose of inspecting Landlord’s Work and installation of furniture, fixtures, equipment and all related network and telecommunications cabling (the “Early Entry”) provided that such Early Entry is conducted in a manner as to not unreasonably interfere with any Landlord Work occurring in or around the Premises, and further provided that such Early Entry shall be subject to all of the terms and conditions contained in this Lease (other than the payment of Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses), including, without limitation, Tenant’s insurance and indemnity obligations as contained in this Lease. Prior to any such Early Entry, Tenant shall provide Landlord with certificates of insurance or other evidence acceptable to Landlord evidencing Tenant’s compliance with its insurance obligations. In the event that Tenant’s Early Entry interferes with the Landlord Work or otherwise disrupts Landlord’s operations or the operations of other tenants in the Building, Landlord may terminate Tenant’s right to Early Entry, and any delay in the Landlord Work attributable to such Early Entry will be deemed a Tenant Delay as provided in this Lease.

4. Rent.

A. Payments. As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction (except as expressly provided in this Lease), the total amount of Base Rent, Tenant’s Pro Rata Share of Excess Operating Expenses and any and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as “Rent”). Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. The monthly Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Excess Operating Expenses for the month shall be prorated on a daily basis based on the actual number of days in such month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B. Excess Operating Expenses. Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Operating Expenses for each calendar year during the Term exceed Operating Expenses for the Base Year (the “Excess Operating Expenses”). If Operating Expenses in any calendar year decrease below the amount of Operating Expenses for the Base Year, Tenant’s Pro Rata Share of Operating Expenses for that calendar year shall be $0. In no event shall Base Rent be reduced if Operating Expenses for any calendar year are less than Operating Expenses for the Base Year. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Excess Operating Expenses for such calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Excess Operating Expenses. If Landlord determines that its good faith estimate of the Excess Operating Expenses was incorrect, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Excess Operating Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination. The obligation of Tenant to pay for Excess Operating Expenses during the Term as provided herein shall survive the expiration or earlier termination of this Lease.

C. Reconciliation of Operating Expenses. Within 120 days after the end of each calendar year or as soon thereafter as is practicable, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and Excess Operating Expenses for such calendar year. If the most recent estimated Excess Operating Expenses paid by Tenant for such calendar year are more than the actual Excess Operating Expenses for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the most recent estimated Excess Operating Expenses paid by Tenant for the prior calendar year are less than the actual Excess Operating Expenses for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses, any underpayment for the prior calendar year.

D. Operating Expenses Defined. “Operating Expenses” means all costs and expenses incurred or accrued (calculated on a consistent basis from year to year) in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Project, which are directly attributable or reasonably allocable to the Building, including Landlord’s personal property used in connection with the Project, and including all costs and expenditures relating to the following:

(1) Operation, maintenance, repair and replacements of any part of the Project, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses.

(2) Administrative and management fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties, provided that the management fee shall not exceed the greater of: (i) four percent (4%) of gross revenues for the Project, exclusive of security deposits or unearned prepaid rent or (ii) the market rate charged by managers of comparable Class A office buildings in the Del Mar Heights area of San Diego County (“Comparable Buildings”)); management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management.

(3) Janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges; and landscaping, including all applicable tools and supplies.

(4) Property, liability and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates.

(5) Real estate taxes, assessments, including, without limitation, any reassessments due to a sale or transfer of the Building, or any portion thereof, or the construction of any improvements on or within the Building, business taxes, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, operation or possession of the Project (including personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Project), or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or assessed in lieu of a tax increase, or paid as rent under any ground lease. Any taxes or assessments that may be paid over more than a one-year period shall be included in Operating Expenses as if such payments were made in the maximum number of installments permitted by applicable Law and only the portion thereof attributable to a given year shall be included in Operating Expenses for that year. Notwithstanding anything to the contrary contained in this Section 4.D(5), there shall be excluded from Operating Expenses all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents or receipts attributable to operations at the Project).

(6) Compliance with Laws which are amended, become effective, or are interpreted or enforced differently, after the Commencement Date, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(9)); and all expenses and fees, including reasonable attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s costs).

(7) Building safety services, to the extent provided or contracted for by Landlord.

(8) Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.

(9) Amortization of capital expenditures incurred: (a) to conform with Laws which are amended, become effective, or are interpreted or enforced differently, after the date on which the Premises are delivered to Tenant; or (b) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems; provided, however, that in the case of improvements made solely for purposes of reducing or controlling costs, the amount chargeable as Operating Expenses in any year shall not exceed Landlord’s reasonable determination of the efficiency achieved either in direct cost savings, avoidance of cost increases or a combination of both. Such expenditures shall be amortized uniformly over the reasonably estimated useful life of the alteration, repair or improvement, which shall be determined in accordance with generally accepted real estate practices with respect to Comparable Buildings, taking into account age, size, location and other relevant factors.

(10) Electrical services used in the operation, maintenance and use of the Project; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Common Areas of the Project, and other costs of providing electrical services to the Common Areas of the Project.

E. Exclusions from Operating Expenses. Operating Expenses exclude the following expenditures:

(1) Leasing commissions, attorneys’ fees and other expenses related to leasing tenant space and constructing improvements for the benefit of an individual tenant.

(2) Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Excess Operating Expenses.

(3) Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds.

(4) Except as provided in Section 4(D)(9), depreciation, amortization, interest payments on any encumbrances on the Project and the cost of capital improvements or additions.

(5) Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

(6) Expenses for repairs or maintenance related to the Project which have been reimbursed, or are reimbursable to Landlord pursuant to warranties or service contracts.

(7) Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

(8) Payments on indebtedness secured by liens against the Project, or costs of refinancing such indebtedness.

(9) Costs of correcting defects in or inadequacy of the construction of the Project, not constituting ordinary repair and maintenance.

(10) Costs of the design and construction of tenant improvements to the Premises or the premises of other tenants or other occupants and the amount of any allowances or credits paid to or granted to tenants or other occupants for any such design or construction.

(11) Marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original development, subsequent improvement, or original or future leasing of the Project.

(12) Costs for which the Landlord is reimbursed, or would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease or would have been reimbursed if Landlord had used commercially reasonable efforts to collect such amounts, by any tenant or occupant of the Project or by insurance from its carrier or any tenant’s carrier.

(13) Any bad debt loss, rent loss, or reserves of any kind.

(14) Costs associated with the operation of the business of the entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project, including accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants.

(15) The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager or Project engineer.

(16) Amount paid as ground rental or as rental for the Project by the Landlord.

(17) Any amount paid by Landlord or to the parent organization or a subsidiary or affiliate of the Landlord for supplies and/or services in the Project to the extent the same exceeds the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis.

(18) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by or on behalf of the Landlord provided, however, this exclusion is not intended to exclude from Operating Expenses the costs associated with maintaining common locker room areas in Building 2 of the Project, the common area portion of food court areas or other areas of the Project benefiting the tenants of the Project.

(19) The cost of rental for items (except when needed in connection with normal repairs and maintenance or keeping permanent systems in operation while repairs are being made) that if purchased, rather than rented, would constitute a capital improvement that is specifically excluded from Operating Expenses.

(20) Costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art.

(21) Tax penalties.

(22) Costs arising from the gross negligence or willful misconduct of Landlord or Landlord Parties.

(23) All costs, in any calendar year, arising from the release, removal or remediation (including encapsulation) of Hazardous Materials in or about the Premises, the Building or the Project, including, without limitation, Hazardous Materials in the ground water or soil. The foregoing exclusion does not exclude Landlord’s costs with respect to Hazardous Materials that must be handled in connection with the day-to-day operation of the Project (e.g., cleaning up diesel fuel from Landlord’s emergency generator, handling Hazardous Materials discovered during repair or maintenance of Common Areas, etc.), unless caused by the acts or omissions of any Tenant Party; provided, however, such costs shall not be included in Operating Expenses as a subterfuge to include otherwise excludable costs hereunder. Costs incurred in handling Hazardous Materials in the day-to-day operation of the Project, which are attributable to an individual tenant, will not be included in Operating Expenses, and unless the individual tenant is Tenant, Landlord shall have no recourse against Tenant for recovery of such costs.

(24) Costs arising from Landlord’s charitable or political contributions.

(25) Any entertainment, dining or travel expenses.

(26) Costs of electrical power to any leased premises within the Project.

F. Proration of Operating Expenses; Adjustments. If Landlord incurs Operating Expenses for the Project together with one or more other buildings or properties which may not be part of the Project, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord on a consistent basis from year to year between the Project and such other buildings or properties. Operating Expenses allocable to more than one (1) building in the Project shall be allocated to the Building and to the other buildings on a prorated basis, based upon relative square footage. If the Building is not fully occupied during any calendar year or partial calendar year or if Landlord is not supplying services to the entirety of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year. If Tenant pays for Tenant’s Pro Rata Share of Operating Expenses based on increases over a “Base Year” and Operating Expenses for a calendar year are determined as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building. The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building.

G. Audit Rights. Within 90 days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (including the Base Year) (the “Audit Election Period”), Tenant may, at its expense, by written notice (“Audit Notice”) to Landlord, elect to audit Landlord’s Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national or regional standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor (which Landlord shall do within thirty (30) days after the Audit Notice) and shall conclude within 60 days after commencement; (5) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records (within the United States of America) and shall not unreasonably interfere with the conduct of Landlord’s business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute a commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (7) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable and accurate comments by Landlord shall be incorporated into the final audit report. This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Excess Operating Expenses. Landlord shall credit any overpayment determined by the final audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee approved or permitted pursuant to Article 11 below and shall not be available to any subtenant under a sublease of the Premises.

5. Tenant’s Use of Premises.

A. Permitted Uses. The Premises shall be used only for general office use and other uses consistent with a “Class A” office building which are permitted under the Project’s zoning and which are not expressly prohibited under this Lease (the “Permitted Use”) and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), unreasonable noises or vibrations, is dangerous to persons or property, could increase Landlord’s insurance costs, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or unreasonably interferes with the operation or maintenance of the Project. The following uses are expressly prohibited in the Premises: schools, government offices or agencies which are inconsistent with a first-class office building; personnel agencies; collection agencies; credit unions; data processing (except as an ancillary part of the business), telemarketing or reservation centers; inpatient medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Project. Notwithstanding the foregoing, Landlord hereby approves the population density reflected on the Tenant’s space plan for the leasehold improvements in the Premises.

B. Compliance with Laws. Tenant shall comply with all Laws regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises and the use of the Common Areas. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time. Such rules and regulations will be applied in an equitable manner as determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.

C. Tenant’s Security Responsibilities. Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Project, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that Landlord is not obligated to provide security personnel or measures for the protection of Tenant, its employees, invitees or personal property. Tenant further acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities.

6. Security Deposit. The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord (without liability for interest, except to the extent required by Law) as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time upon notice to Tenant while an event of default remains uncured, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent, cure any uncured default by Tenant, or repay Landlord for damages and charges for which Tenant is legally liable under this Lease or resulting from Tenant’s breach of this Lease. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount and such use by Landlord of the Security Deposit shall not constitute a cure of the existing event of default until such time as the entire amount owing to Landlord is paid in full and the Security Deposit is fully restored. Provided that Tenant has performed all of its obligations hereunder (or the Security Deposit has been applied for such performance), Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the later to occur of: (A) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (B) the Expiration Date (or the date this Lease otherwise terminates if earlier). Tenant does hereby authorize Landlord to withhold from the Security Deposit all amounts allowed by Law and the amount reasonably anticipated by Landlord to be owed by Tenant as a result of an underpayment of Tenant’s Pro Rata Share of any Excess Operating Expenses for the final year of the Term. To the fullest extent permitted by applicable Law, Tenant agrees that the provisions of this Article 6 shall supersede and replace all statutory rights of Tenant under applicable Law regarding the retention, application or return of security deposits, including, without limitation, under the provisions of California Civil Code Section 1950.7. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, following the assignment and the delivery to Tenant of written notice identifying the transferee of the Security Deposit in accordance with applicable Law, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. In addition to the cash Security Deposit, Tenant has provided the Letter of Credit described in Section 33.M. Landlord and Tenant’s obligations with regard to the Letter of Credit are more particularly described in Section 33.M.

7. Services Furnished by Landlord.

A. Standard Services. Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services to Tenant during the Term:

(1) Water service for use in the kitchen of the Premises and the lavatories on each floor on which the Premises are located.

(2) Heat, ventilation and air conditioning during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as Landlord reasonably determines are standard for the Building. Tenant, upon such notice as is reasonably required by Landlord, may order HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord for such additional service at a rate equal to Landlord’s actual cost to provide such service (the “Hourly HVAC Charge”). Landlord shall have the right, upon 30 days prior written notice to Tenant, to adjust the Hourly HVAC Charge from time to time, but not to exceed Landlord’s actual cost to provide such service.

(3) Maintenance and repair of the Project as described in Section 9(B) below.

(4) Janitorial service five days per week (excluding Holidays), as determined by Landlord. If Tenant’s use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

(5) Elevator service, subject to proper authorization and Landlord’s policies and procedures for use of the elevator(s) in the Building.

(6) Exterior window washing at such intervals as determined by Landlord (but no less than twice per calendar year).

(7) Electricity to the Building and Project Common Areas.

B. Service Interruptions. For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Project; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. No Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent (except as provided below), or relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property, arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment. Notwithstanding the foregoing, in the event that the Premises or any portion thereof is rendered unfit for occupancy for the Permitted Use, and Tenant is prevented from using, and does not use, the Premises or portion thereof, as a result of a Service Failure within Landlord’s control (unless the Service Failure is caused by a fire or other casualty, in which event Section 16 controls), then Tenant shall give Landlord written notice of such Service Failure. If such Service Failure continues for five (5) consecutive Business Days after Landlord’s receipt of any such notice (the “Eligibility Period”), then Tenant’s Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that the Premises or portion thereof continues to be rendered unfit for occupancy for the Permitted Use, and Tenant continues to be prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that is rendered unfit for occupancy bears to the total rentable area of the Premises; provided, however, Tenant shall not be entitled to any such abatement or reduction if the Service Failure is caused by a Tenant Party.

C. Third Party Services. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account. Tenant shall require each Provider to comply with the Building’s rules and regulations, all Laws, and Landlord’s reasonable policies and practices for the Building. Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any area of the Project outside the Premises to be approved by Landlord and to enter into a written agreement reasonably acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes.

8. Use of Electrical Services by Tenant. Tenant shall be responsible for the full cost of all electricity used in the Premises, including electricity utilized in connection with the HVAC system elements installed within the Premises. The Premises shall be separately metered at Landlord’s expense for such purpose, except that Tenant shall be responsible for all costs of connecting the Premises to the main electrical room in the parking garage.

9. Repairs and Alterations.

A. Tenant’s Repair Obligations. Tenant shall keep the Premises in good condition and repair, ordinary wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of Tenant’s furnishings, trade fixtures, equipment and inventory. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, except with respect to the items in (9) above, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice, or require that Tenant perform such obligations by using contractors approved by Landlord. All work shall be performed at Tenant’s expense in accordance with the rules and procedures described in Section 9.C below. If any of the foregoing repairs are necessitated due to the negligent acts or omissions of any Landlord Party, Landlord shall be responsible for the cost of repairs; provided, however, such costs shall be reduced by insurance proceeds actually received by Tenant relating to such repairs. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 5% of the cost of the repairs.

B. Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible. If any of the foregoing maintenance or repair is necessitated due to the negligent acts or omissions of any Tenant Party, Tenant shall pay the costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice; provided, however, such costs shall be reduced by insurance proceeds actually received by Landlord in relation to such repair, together with an administrative charge in an amount equal to 5% of the cost of the repairs. Tenant hereby waives all rights under California Civil Code Sections 1932(1), 1941 and 1942 and all rights under any law in existence during the Term of this Lease authorizing a tenant to make repairs at the expense of a landlord or to exercise any right of termination due to a failure of Landlord to perform any repair obligations under this Lease.

C. Alterations.

(1) When Consent Is Required. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord in each instance (which consent shall not be unreasonably withheld, conditioned or delayed). However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building, including, without limitation, any signs or interior advertising displays; (c) will not affect the systems or structure of the Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises.

(2) Requirements. Prior to starting work on any Alteration, other than a Minor Alteration, Tenant shall furnish to Landlord for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed): plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems, so long as such contractors are available to perform the work); copies of contracts; and necessary permits and approvals; evidence of contractors’ and subcontractors’ insurance. Changes to the plans and specifications must also be submitted to Landlord for its approval (which approval shall not be unreasonably withheld). Landlord’s waiver on one occasion shall not waive Landlord’s right to enforce such requirements on any other occasion. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable and non-discriminatory rules, regulations and procedures for the performance of Alterations in the Building and the Project, and, to the extent reasonably necessary to avoid disruption to the occupants of the Building and the Project, Landlord shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord a fee equal to 5% of the total cost of such Alterations for Landlord’s oversight and coordination of any Alterations, other than Minor Alterations. No later than 30 days after completion of the Alterations, Tenant shall furnish “as-built” plans (which shall not be required for Minor Alterations), completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the Alterations comply with: (i) all insurance requirements; (ii) all Building and Project construction rules and regulations; and (iii) Laws.

(3) Landlord’s Liability For Alterations. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

10. Entry by Landlord. Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs to the Premises, and with Tenant’s consent, not to be unreasonably withheld, to conduct or facilitate alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. Landlord shall have the right to temporarily close all or a portion of the Project (including the Premises) to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Except in emergencies, Landlord will not close the Project (including the Premises) if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Project (including the Premises). Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent (except as expressly provided in Section 7.B above). Tenant may reasonably designate a certain reasonable number of areas within the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Tenant shall deliver to Landlord a diagram of the Premises, depicting the proposed Secured Areas for Landlord’s approval (which approval will not be unreasonably withheld, conditioned or delayed). Landlord may not enter such Secured Areas except in the case of an emergency or in the event of a Landlord inspection, in which case Landlord shall provide Tenant with at least forty-eight (48) hours prior written notice. Landlord shall not show the Secured Area to a prospective lender, purchaser or prospective tenant without forty-eight (48) hours prior written notice and, at Tenant’s request, without a representative of Tenant being present. Tenant hereby acknowledges and agrees that Landlord shall have no obligation to perform janitorial services in such Secured Areas unless Tenant provides Landlord a written request for same and provides Landlord with access to such Secured Areas (by providing Landlord a key or other device).

11. Assignment and Subletting.

A. Landlord’s Consent Required. Subject to the remaining provisions of this Article 11, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises

(collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition is not sufficient, in Landlord’s reasonable estimation, to ensure their financial performance under the contemplated Transfer; (2) the proposed transferee is a governmental organization inconsistent with the quality of the Project or a present occupant of the Project, or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Project; (3) any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default); (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s standards for Building tenants in Landlord’s reasonable estimation; (7) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; or (8) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates within the prior two (2) years. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Tenant specifically waives any claim for damages or right to terminate the Lease pursuant to California Civil Code Section 1995.310 or otherwise. Any attempted Transfer in violation of this Article is voidable at Landlord’s option.

B. Consent Parameters/Requirements. As part of Tenant’s request for, and as a condition to, Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. Landlord shall then, within fifteen (15) days after Landlord’s receipt of such items (i) consent to the proposed Transfer, (ii) deny consent to the proposed Transfer, in which case such notice from Landlord shall specify the reasons for Landlord’s denial of such consent, or (iii) with respect to a sublease (but not with respect to an assignment), Landlord shall have the right (but not the obligation) to terminate this Lease as of the date the sublease would have been effective (“Landlord Termination Date”) with respect to the portion of the Premises which Tenant desires to sublease. Notwithstanding the foregoing, Tenant may sublease up to 4,910 Rentable Square Feet of the Premises without triggering Landlord’s right to terminate the Lease with respect to such portion of the Premises that Tenant desires to sublease. In such event, Tenant shall vacate such portion of the Premises by the Landlord Termination Date and upon Tenant’s vacating such portion of the Premises, the rent and other charges payable shall be proportionately reduced. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Tenant shall pay Landlord a review fee of $1000 for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $1000, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee.

C. Payment to Landlord. If the aggregate consideration paid to a Tenant Party for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord 50% of such excess (after deducting therefrom reasonable leasing commissions, reasonable attorneys’ fees, and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord). Tenant shall pay Landlord any such excess within 30 days after Tenant’s receipt of such excess consideration. If any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.

D. Change in Control of Tenant. Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights in Tenant at any time sells or disposes of such majority of voting shares/rights, or changes its identity for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in ownership or control.

E. No Consent Required. Tenant may sublease all or any portion of the Premises or assign its entire interest under this Lease to its Affiliate or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord (and without paying to Landlord any “profit” and without the ability of Landlord to recapture the Premises), provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (1) no uncured event of default exists under this Lease after notice and expiration of applicable cure periods; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) such Affiliate or successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease; (4) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) such Affiliate’s or successor’s use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) neither the Transfer nor any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; and (7) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Section 11.E have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. If the terms of the proposed transfer are confidential, Landlord agrees to execute a commercially reasonable confidentiality agreement prior to Tenant’s delivery of the information required under this Section 11.E. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement.

12. Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Building, Project, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, upon notice to Tenant, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys’ fees, to so bond or insure over the lien or discharge the lien.

13. Indemnity. Subject to Article 15, Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) and agents (including the manager of the Project) (collectively, “Landlord Parties”) harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a “Claim” and collectively “Claims”) that arise out of or in connection with any damage or injury occurring in the Premises. Provided Landlord Parties are properly named as additional insureds in the policies required to be carried under this Lease, and except as otherwise expressly provided in this Lease, the indemnity set forth in the preceding sentence shall be limited to the greater of (A) $6,000,000, and (B) the aggregate amount of general/umbrella liability insurance actually carried by Tenant. Subject to Articles 9.B, 15 and 20, Landlord shall hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, “Tenant Parties”) harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in or on the Project (excluding the Premises), to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease. The indemnity set forth in the preceding sentence shall be limited to the amount of $6,000,000. To the fullest extent permitted by law, Tenant, on its behalf and on behalf of all Tenant Parties, waives any and all claims against Landlord Parties arising out of, knowingly and voluntarily assumes the risk of, and agrees that Landlord Parties shall not be liable to Tenant Parties for any of the following: (a) injury to or death of any person; or (b) loss of, injury or damage to, or destruction of, any tangible or intangible property, including, without limitation, the resulting loss of use, economic losses and consequential or resulting damage of any kind from any cause. Landlord Parties shall not be liable for any of the foregoing regardless of whether the liability results from any active or passive act, error, omission or negligence of any of the Landlord Parties, or is based on claims in which liability without fault or strict liability is imposed or sought to be imposed on any of the Landlord Parties. Notwithstanding the foregoing, however, this exculpation clause shall not apply to Claims against Landlord Parties to the extent that a final judgment of a court of competent jurisdiction establishes that the injury, loss, damage, or destruction was proximately caused by Landlord Parties’ fraud or willful injury to person or property.

14. Insurance.

A. Tenant’s Insurance. Except as described in Rider 3 attached hereto, Tenant shall maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000; (2) causes of loss-special form (formerly “all risk”) property insurance, including flood and earthquake (subject to Rider 3), covering all above building standard leasehold improvements and Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”) in the amount of the full replacement cost thereof; (3) business income (formerly “business interruption”) insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses (subject to Rider 3); (4) business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; (5) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers’ compensation insurance is statutorily required, Tenant shall carry workers’ compensation insurance in a minimum amount of $500,000); (6) employer’s liability insurance in an amount of at least $500,000 per occurrence; and (7) umbrella liability insurance that follows form in excess of the limits specified in (1), (4) and (6) above, of no less than $5,000,000 per occurrence and in the aggregate. Any company underwriting any of Tenant’s Insurance shall have, according to A.M. Best Insurance Guide, a Best’s rating of not less than A- and a Financial Size Category of not less than VIII. All commercial general liability, business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor), Landlord’s property manager and Landlord’s Mortgagee (if any), as “additional insureds” and shall be primary as to Claims arising within the Premises with Landlord’s policy being secondary and noncontributory. If any aggregate limit is reduced because of losses paid to below 75% of the limit required by this Lease, Tenant will notify Landlord in writing within 10 days of the date of reduction. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided access to the Premises for any reason, and upon renewals at least 10 days prior to the expiration of the insurance coverage. All of Tenant’s Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord. The limits of Tenant’s insurance shall not limit Tenant’s liability under this Lease.

B. Landlord’s Insurance. Landlord shall maintain: (1) commercial general liability insurance applicable to the Project which provides, on an occurrence basis, a minimum combined single limit of no less than $6,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly “all risk”) property insurance on the Building in the amount of the replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord’s sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

15. Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Landlord Parties for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s Property (including Tenant’s automobiles or the contents thereof), INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord waives and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Tenant Parties for any loss of or damage to or loss of use of the Project and the Building, any additions or improvements to the Project and the Building, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY TENANT PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. The provisions of this Section 15 shall survive the expiration or sooner termination of this Lease with respect to any Claims or liability arising in connection with any event occurring prior to such expiration or termination.

16. Casualty Damage.

A. Repair or Termination by Landlord. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises have been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt so that there are insufficient proceeds to rebuild; or (5) an uninsured loss of the Building occurs notwithstanding Landlord’s compliance with Section 14(B) above. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If Landlord does not terminate this Lease under this Section 16(A), Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, Landlord shall only be required to pay for the reconstruction of building standard leasehold improvements, and Tenant shall be required to pay the cost for restoring any other leasehold improvements, including, without limitation, amounts for restoration of any tenant improvements required to be insured by Tenant pursuant to Section 14.A(2) (which shall include costs that would have been covered by Tenant’s insurance, had Tenant maintained the earthquake and flood coverages described in Section 14.A(2). Notwithstanding anything to the contrary hereinabove, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord (or which would have been received had Landlord carried the insurance required by this Lease).

B. Timing for Repair; Termination by Either Party. Subject to the provisions of Section 16(A) above, if all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date of damage, then regardless of anything in Section 16(A) above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 Business Days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. If neither party terminates this Lease under this Section 16(B), then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, Section 16(A).

C. Abatement. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent shall abate for the portion of the Premises that is damaged and not usable by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16(A). Tenant, however, shall not be entitled to such abatement if the fire or other casualty was caused by the gross negligence or intentional misconduct of any of the Tenant Parties. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article including, without limitation, the provisions of California Civil Code Sections 1932(2) and 1933(4), and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

17. Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Project which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate this Lease under this Article 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Project occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property (excluding above building standard leasehold improvements) and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

18. Events of Default. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

A. Tenant’s failure to pay when due all or any portion of the Rent (“Monetary Default”), where such failure shall continue for a period of three (3) Business Days after written notice thereof by Landlord to Tenant, which notice shall be in lieu of, and not in addition to, any notice required pursuant to California Code of Civil Procedure Section 1161, et seq.

B. Tenant’s failure to perform any of the obligations of Tenant in the manner set forth in Articles 14, 23, 24 or 25 (a “Time Sensitive Default”).

C. Tenant’s failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time (not to exceed an additional 15 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 30 day period following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with the same specific term, provision or covenant of this Lease on more than two (2) occasions during any 12 month period, Tenant’s subsequent violation of the same term, provision or covenant shall, at Landlord’s option, be deemed an incurable event of default by Tenant.

D. Tenant becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant under such Laws and is not dismissed within 45 days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due, or a receiver or trustee is appointed to take possession of all or substantially all of the assets of Tenant, unless possession is restored to Tenant within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days.

E. Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord.

19. Remedies.

A. Landlord’s Remedies. Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

(1) Terminate this Lease and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code § 1951.2 or any other applicable right or remedy provision allowing for recovery of damages for such breach, including but not limited to the following:

(i) The worth, at the time of award, of any unpaid Base Rent and other amounts of money due to Landlord hereunder that had been earned at the time of such termination;

(ii) The worth, at the time of award, of the amount by which the unpaid Base Rent and other amounts of money due to Landlord hereunder would have been earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and

(iii) The worth, at the time of award, of the amount by which the unpaid Base Rent and other amounts of money due to Landlord hereunder for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

(iv) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including without limitation, any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in Section 19(1)(iii) above, the “worth at the time of award,” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). As used in Sections 19(A)(1)(i) and 19(A)(1)(ii) above, the “worth, at the time of award,” is computed as set forth in Section 19(B), bearing interest from the date such payment is due to the date of actual payment at the rate of eighteen percent (18%) per annum or the highest lawful rate of interest permitted by California or federal law, whichever rate of interest is lower (“Interest Rate”).

(2) Without terminating this Lease and Tenant’s right to possession of the Premises, Landlord has the remedy described in California Civil Code § 1951.4 to reenter the Premises and occupy the whole or any part thereof for and on account of Tenant and collect any unpaid Base Rent and other amounts provided for in this Lease, as and when they become due, and may continue this Lease in full force and effect and may enforce all of its rights and remedies under this Lease, including, but not limited to the right to recover rent as it becomes due. Having re-entered the Premises in accordance with this Section 19(A)(2), Landlord may subsequently elect to pursue its remedies under Section 19(A)(1) above.

B. Measure of Damages.

(1) Calculation. If Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises due to a Tenant default, Tenant shall immediately surrender and vacate the Premises and, at Landlord’s election, pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b)

interest on all unpaid Rent from the date due at a rate equal to the Interest Rate; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting applicable to the remainder of the Term; and (e) all Landlord’s Rental Damages. In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

(2) Definitions. “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord. “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the fair rental value of the Premises for the same period, or, if the Premises are relet, the actual rental value (not to exceed the Rent due during the Term), both discounted to present value at the Prime Rate in effect upon the date of determination. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.

C. Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at the Interest Rate. In addition, if Tenant fails to pay any item or installment of Rent when due (after the expiration of any applicable cure period), Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent. However, in no event shall the charges permitted under this Section 19(C) or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE TO THE CONTRARY, TENANT SHALL HOLD LANDLORD PARTIES HARMLESS FROM AND INDEMNIFY AND DEFEND SUCH PARTIES AGAINST, ALL CLAIMS THAT ARISE OUT OF OR IN CONNECTION WITH A BREACH OF THIS LEASE BY TENANT, SPECIFICALLY INCLUDING ANY VIOLATION OF APPLICABLE LAWS OR CONTAMINATION CAUSED BY A TENANT PARTY.

D. Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall, only to the extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Section 11(A), or who (1) is an Affiliate, parent or subsidiary of Tenant; (2) is not acceptable to any Mortgagee of Landlord; (3) requires improvements to the Premises to be made at Landlord’s expense; or (4) is unwilling to accept lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) changing the use of the Premises. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. To the extent that Landlord is required by applicable Law to mitigate damages, Tenant must plead and prove by clear and convincing evidence that Landlord failed to so mitigate in accordance with the provisions of this Section 19(D), and that such failure resulted in an avoidable and quantifiable detriment to Tenant.

20. Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Project. Tenant shall look solely to Landlord’s interest in the Project for the recovery of any judgment or award against Landlord. No Landlord Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) whom Tenant has been notified hold Mortgages on the Project, Building or Premises, notice and reasonable time to cure the alleged default. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption.

21. No Waiver. Neither party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party’s failure to enforce its rights for a default shall constitute a waiver of that party’s rights regarding any subsequent default.

22. Tenant’s Right to Possession. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

23. Intentionally Omitted.

24. Holding Over. Except for any permitted occupancy by Tenant under Article 29, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of Base Rent due for the period immediately preceding the holdover. Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant that Tenant’s holding over will result in Landlord’s inability to deliver possession, or perform improvements, such failure shall constitute a Time Sensitive Default hereunder; and notwithstanding any other provision of this Lease to the contrary, TENANT SHALL BE LIABLE TO LANDLORD FOR, AND SHALL PROTECT LANDLORD FROM AND INDEMNIFY AND DEFEND LANDLORD AGAINST, ALL LOSSES AND DAMAGES, INCLUDING ANY CLAIMS MADE BY ANY SUCCEEDING TENANT RESULTING FROM SUCH FAILURE TO VACATE, AND ANY CONSEQUENTIAL DAMAGES THAT LANDLORD SUFFERS FROM THE HOLDOVER.

25. Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”). Landlord represents to Tenant that, as of the Effective Date, there is no Mortgage encumbering the Premises, the Building or the Project. The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Tenant shall, within 10 Business Days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant’s knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant’s failure to provide any estoppel certificate within the 10 Business Day period specified above, and the continuation of such failure for a period of 10 Business Days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease. Tenant shall, within ten (10) Business Days after receipt of Landlord’s request, deliver to Landlord Tenant’s then current financial statements in form and content reasonably satisfactory to Landlord and to any prospective purchaser or lender.

26. Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees and costs from the other party in such action or proceeding, including, without limitation, architectural and engineering, administrative, accounting and appraisal fees and costs incurred for the negotiation of a settlement or enforcement of rights. The attorneys’ fees and legal costs award shall not be computed according to any court fee schedule, but shall be sufficient to fully reimburse all attorneys’ fees and costs reasonably incurred in good faith by the prevailing party. Tenant further agrees that if Landlord delivers a notice of default to Tenant (pursuant to California Code of Civil Procedure Section 1161, et seq. or otherwise) in connection with a breach of any monetary obligation of Tenant under this Lease, and if such notice correctly states the true state of facts, Tenant shall be responsible for all legal and administrative costs that will be incurred by Landlord in the preparation and service of such notice, and that Landlord may include such amount in the notice as rent due and payable to cure such default.

27. Notice. If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

28. Reserved Rights. This Lease does not grant any rights to light or air over or about the Building. No diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building or the Project shall in any way affect this Lease or impose any liability on Landlord. Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord outside of the Premises as service areas of the Building. Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord. To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment. Landlord has the right to change the Building’s and/or Project’s name or address. Landlord also has the right to make such other changes to the Project and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s business operations or Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent except as provided in Section 7.B above.

29. Surrender of Premises. All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. As used herein, the term “Tenant’s Removable Property” shall mean: (A) Cable installed by or for the benefit of Tenant and located in the Premises or other portions of the Building; (B) any Leasehold Improvements that are installed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Special Installations”) provided that Landlord identifies such Special Installations by written notice to Tenant at the time of Landlord’s approval of plans and specifications therefor; and (C) Tenant’s personal property. Notwithstanding the foregoing, Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises. If Tenant fails to remove any of Tenant’s Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within 2 Business Days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Removable Property. To the fullest extent permitted by applicable Law, any unused portion of Tenant’s Security Deposit may be applied to offset Landlord’s costs set forth in the preceding sentence. In addition, if Tenant fails to remove Tenant’s Removable Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned and may dispose of such items in accordance with California law. Except for Special Installations designated by Landlord to remain in the Premises, Tenant’s Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord’s prior written consent (which must be requested by Tenant at least 30 days in advance of the Expiration Date and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to 5 days after the Expiration Date for the sole purpose of removing Tenant’s Removable Property. Tenant’s possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses on a per diem basis at the rate in effect for the last month of the Term. In the event this Lease is terminated prior to the Expiration Date, Tenant’s Removable Property (except for Special Installations designated by Landlord to remain in the Premises as provided above) shall be removed by Tenant within 2 Business Days after the termination of this Lease. Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property.

30. Hazardous Materials.

A. Restrictions. No Hazardous Material (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Project by any Tenant Parties or any of Tenant’s transferees, contractors or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant’s request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant’s business, and (2) shall be used, kept and disposed of in compliance with all Laws.

B. Remediation. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination and promptly notify Landlord if it suspects Contamination in the Premises. Landlord will remediate Contamination caused by a Tenant Party or its contractors or invitees and Tenant shall reimburse Landlord for the cost thereof, plus a 10% administrative fee.

C. Definitions. For purposes of this Article 30, a “Hazardous Material” is any substance the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws or which is now or hereafter defined, listed or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws. “Contamination” means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi or other bacterial agents, in, on, under, at or from the Premises, the Building or the Project which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

D. Reports, Surveys and Acceptance of Premises. All current surveys or reports prepared for the Project regarding the presence of Hazardous Materials (if any) in the Building are available for inspection by Tenant in the office of the property manager. With respect to Hazardous Materials, Tenant hereby (1) accepts full responsibility for reviewing any such surveys and reports and satisfying itself prior to the execution of this Lease as to the acceptability of the Premises under Section 3(B) above, and (2) acknowledges and agrees that this provision satisfies all notice requirements under applicable Law. Tenant shall not perform or cause to be performed any test on or within the Premises for the purpose of determining the presence of a Hazardous Material without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion. If Landlord’s consent is given to such request for testing, Tenant shall use a vendor approved by Landlord for such testing. In addition, Tenant shall provide to Landlord a copy of such test within 10 days of Tenant’s receipt.

31. Signage.

A. Directory and Suite Identification Signage. Tenant shall be entitled, at Landlord’s sole cost and expense, to be listed on the directory sign in the Building’s main lobby and on suite identification signage at the main entrance to the Premises. All such directory and suite identification signage shall be in accordance with the Building-standard signage program developed by Landlord (the “Signage Program”).

B. Signage Costs. Except for the Monument Signage, all costs of the signage permitted Tenant hereunder shall be Landlord’s sole responsibility, including, without limitation, costs of fabrication, installation, repair, maintenance, illumination and removal, including any necessary repair to the Building and monument resulting from signage removal.

C. Monument Signage Rights. During the Lease Term (including any Renewal Period), Landlord agrees to install, display and maintain, at Tenant’s sole expense, signage identifying Tenant’s name (the “Monument Signage”) on a non-exclusive monument sign at a location mutually agreed upon by Landlord and Tenant. The Monument Signage rights granted herein are personal to the specific party originally identified as the “Tenant” under the Lease and any assignee under a Transfer and may not be otherwise transferred, shared or assigned in whole or in part to any subtenant. The location, size, material, construction and design of the Monument Signage shall be subject to the prior written approval of Landlord, in its sole discretion and compliance with applicable Laws. Upon the Expiration Date or earlier termination of Tenant’s right to possess the Premises, Tenant shall pay Landlord all actual, documented and reasonable expenses incurred in connection with the removal and disposition of the Monument Signage and the repair of any damage caused by the Monument Signage or its removal.

D. No Other Signage. Except for the signage described in this Article 31, Tenant shall not place or permit to be placed, any sign, advertisement, notice or other similar matter on the doors, windows, exterior walls, roof or other areas of the Premises which are open to the view of persons in the common area of the Building or grounds, except with the advance written consent of Landlord, which consent may be withheld for any reason.

32. Parking.

A. General. In connection with its use and occupancy of the Premises, Tenant shall have the right to park, on terms and conditions to be established by the Landlord from time to time during the Term, on a non-exclusive, unreserved basis in the parking area serving the Building, the number of automobiles and other passenger vehicles specified in Paragraph P of the Basic Lease Information. The parking authorized by this Article 32 shall be in Project parking facilities (the “Parking Facilities”) for Tenant’s personal transportation to and from the Building, and not for long-term (i.e., for more than forty-eight (48) hours, other than in reserved spaces) storage of automobiles or motorcycles or for short- or long-term storage of boats, trailers, recreational vehicles or other types of vehicles or equipment. Landlord shall have the right to designate where the parking spaces in the Parking Facilities shall be located and may reserve certain spaces from Tenant’s use as, in Landlord’s reasonable discretion, Landlord may determine (provided, however, Landlord shall not relocate any of Tenant’s under-Building reserved parking spaces to the surface parking lot, without Tenant’s consent). Tenant shall be required to pay a deposit for each parking card key that is issued to Tenant, which deposit shall be refunded upon the return of the parking card key to Landlord. If Tenant experiences continual and persistent instances where there are less than the number of parking spaces specified in Paragraph P of the Basic Lease Information available for use by Tenant within the Parking Facilities, then upon notice from Tenant to Landlord that such number is not available, Landlord agrees to take reasonable measures to ensure that parking remains available to Tenant. The costs associated with any such actions by Landlord shall be an Operating Expense.

B. Parking Charges. Landlord shall not impose any separate or additional charge for Tenant’s use of the unreserved parking spaces identified in Paragraph P of the Basic Lease Information during the initial Term of this Lease (but not during any extension Term); provided, however, Tenant’s under-Building parking spaces, if any, identified under Paragraph P of the Basic Lease Information shall be subject to Landlord’s current per-space monthly parking charge, as determined by Landlord from time to time. As of the date hereof, the charge for under-Building parking spaces is Ninety-Five Dollars ($95.00) per space, per month. All parking charges payable by Tenant hereunder shall constitute, in Landlord’s discretion, Rent payable by Tenant under this Lease.

C. Parking Rules. Tenant shall at all times comply with all Laws respecting the use of the Parking Facilities. In addition, Tenant shall fully comply with all current or future compulsory programs imposed by any governmental agency, intended to manage parking, transportation, or traffic in and around the Building, including, without limitation, restrictions on the number of peak-hour vehicle trips generated by Tenant, programs to encourage increased vehicle occupancy through employer-sponsored financial or in-kind incentives, and programs to encourage flexible work shifts for employees. In connection with such compliance, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord and any governmental transportation management agency. Landlord reserves the right to adopt, modify, and enforce any non-discriminatory reasonable rules and regulations governing the use of the Parking Facilities or the Project, from time to time, including any key-card, sticker, or other identification or entrance systems and hours of operations. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Facilities, and any violation of the rules and regulations shall subject the automobile in question to removal from the Parking Facilities.

D. Parking Validation. Tenant may validate visitor parking by such method or methods as Landlord may approve, provided that there shall be no charge for such visitor parking during the initial Term of this Lease. Unless specified to the contrary above, the parking spaces for the parking permits provided hereunder shall be provided on an unreserved, “first-come, first-served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Facilities to be operated by an independent contractor, un-affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Landlord shall have no liability whatsoever for any damage to vehicles or any other items located in or about the Parking Facilities, and in all events, Tenant agrees to seek recovery from its insurance carrier and to require Tenant’s employees to seek recovery from their respective insurance carriers for payment of any property damage sustained in connection with any use of the Parking Facilities. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, motorcycles, handicapped persons and for other tenants, guests of tenants or other parties, with assigned and/or reserved spaces. Such reserved spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved parking spaces. Landlord also reserves the right to close all or any portion of the Parking Facilities, at its discretion or if required by casualty, strike, condemnation, repair, alteration, act of God, Laws, or other reason beyond Landlord’s reasonable control; provided, however, except for matters beyond Landlord’s reasonable control, any such closure shall be temporary in nature. If Tenant’s use of any parking space is precluded for any reason, Tenant’s sole remedy for any period during which Tenant’s use of any parking space is precluded shall be abatement of parking charges for such unusable space. Tenant shall not assign its rights under this Agreement except in connection with a Permitted Transfer.

33. Miscellaneous.

A. Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Project is located. All obligations under this Lease are performable in the county or other jurisdiction where the Project is located, which shall be venue for all legal actions. If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.

B. Recording. Tenant shall not record this Lease or any memorandum hereof.

C. Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D. Transferability; Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Project, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

E. Brokers. Tenant represents that it has dealt directly with and only with Irving Hughes (whose commission shall be paid by Landlord pursuant to a separate written agreement) in connection with this Lease. TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKER(S) SPECIFICALLY IDENTIFIED ABOVE.

F. Authority; Joint and Several Liability. Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

G. Time is of the Essence; Relationship; Successors and Assigns. Time is of the essence with respect to performance of the parties’ obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H. Survival of Obligations. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4(A), 4(B), and 4(C), and under Articles 6, 8, 9, 12, 13, 15, 19, 24, 29, 30, and 33.M shall survive the expiration or early termination of this Lease.

I. Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by both parties and delivered to the other party.

J. Full Agreement; Amendments. This Lease contains the parties’ entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This

Lease may be modified only by a written agreement signed by Landlord and Tenant. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

K. Tax Waiver. Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Project (including Landlord’s personalty), irrespective of whether Landlord contests same.

L. Statutory Waivers. Tenant hereby waives any and all rights conferred by California Civil Code Section 3275 and by California Code of Civil Procedure Sections 1174(c) and 1179 and any and all other laws and rules of law from time to time in effect during the term of this Lease providing that Tenant shall have any right to redeem, reinstate or restore this Lease following its termination by reason of Tenant’s breach. Landlord and Tenant also hereby waive, to the fullest extent permitted by law, the right to trial by jury in any litigation arising out of or relating to this Lease.

M. Letter of Credit.

(1) Letter of Credit Delivery. In order to guarantee the obligations of Tenant under this Lease, upon Tenant’s execution of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable, standby letter of credit (“Letter of Credit”), naming Landlord as the payee thereunder, with terms as described in more detail below. The Letter of Credit shall be in the initial stated amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Stated Amount”).

(2) Letter of Credit Requirements. The Letter of Credit shall be issued by City National Bank or by another money center bank which accepts deposits, maintains accounts, and whose deposits are insured by the FDIC, and which is acceptable to Landlord in its sole discretion. The Letter of Credit shall be in a form and content acceptable to Landlord, substantially similar to the form attached hereto as Exhibit E. Such Letter of Credit shall be transferable one or more times by Landlord, without the consent of Tenant. The Letter of Credit shall be drawable by Landlord upon presentation of a sight draft or demand to the Letter of Credit issuer along with a written certification that Landlord is entitled to draw the Letter of Credit pursuant to the terms of this Lease. Landlord may (but shall not be required to) present such a sight draft or demand and draw upon all or any portion (at Landlord’s option) of the Letter of Credit if (i) the Letter of Credit has not been renewed and replaced by Tenant by thirty (30) days prior to the expiration date of the then effective Letter of Credit, or (ii) Tenant commits a default under the Lease, with all cure periods having first expired. The Letter of Credit shall expire not earlier than twelve (12) months after the date of delivery thereof to Landlord and shall provide that same be automatically renewed for successive twelve (12)-month periods through a date which is not earlier than sixty (60) days after the then-applicable Expiration Date of this Lease, or any renewal or extension thereof, unless written notice of nonrenewal has been given by the issuing bank to Landlord by registered or certified mail, return receipt requested, not less than sixty (60) days prior to the expiration of the current period. If the issuing bank does not renew the Letter of Credit, and if Tenant does not deliver a substitute Letter of Credit at least thirty (30) days prior to the expiration of the current period (which failure shall constitute a Time Sensitive Default hereunder), then, in addition to any other rights granted to Landlord under this

Section 33.M, Landlord shall have the right to draw on the existing Letter of Credit, as provided above. If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) days after demand therefor, replenish the existing Letter of Credit or post an additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds held as cash by Landlord following a permitted draw under the Letter of Credit and such new or replenished Letter of Credit to equal the Stated Amount required in Section 33.M(1) above, as the same is subject to reduction under Section 33.M(3) below. The Letter of Credit is not intended to represent liquidated damages for Tenant’s default, but only a mechanism for paying the damages or charges to which Landlord may be entitled; however, the event of default for which such draw is made shall be deemed cured to the extent of such draw. Tenant shall pay all expenses, points, and/or fees incurred in obtaining, re-issuing or amending the Letter of Credit as contemplated under this Section 33.M. Any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Lease Term, after any deductions described in this Section 33.M(2) above, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Lease Term. Tenant hereby waives the provisions of California Civil Code Section 1950.7 to the extent of any conflict between such provisions and the provisions of this Section 33.M.

(3) Conditional Elimination of Letter of Credit Requirement. On the first day of the thirteenth (13th) month after the Commencement Date, and on the first day of the burn-off dates described below, provided Tenant has not been in material or economic default (after expiration of any applicable notice and cure period) under this Lease at any time during the prior twelve (12) months, then the amount of the Letter of Credit may be reduced by Tenant to an amount equal to the following amounts on the following dates:

Month**	Letter of Credit Balance	Burn Off Amount	Burn Off Date
Month 1-Effective Date – 12 months after Commencement Date	$500,000.00
Month 13-24	$400,000.00	$100,000.00	Month 13
Month 25-36	$300,000.00	$100,000.00	Month 25
Month 37-48	$200,000.00	$100,000.00	Month 37
Month 49-59	$50,000.00	$150,000.00	Month 49
Month 60	$0.00	$50,000.00	Month 60

**	All references to “Month” in this schedule shall mean and refer to the number of months after the Commencement Date.

N. Security System. Tenant shall have the right to install a security system (“Security System”) within the Premises. The specifications of the Security System shall be subject to Landlord’s reasonable approval. Tenant shall be solely responsible for the installation of and all costs and expenses to install and maintain the Security System, including the cost of electricity for the operation of the Security System. The installation and use of such Security System shall comply with all applicable laws, ordinances, rules and regulations of any governmental body or board of fire underwriters having jurisdiction over the Project. Tenant shall remove the Security System upon the expiration or earlier termination of this Lease and Tenant shall, at Landlord’s request and at Tenant’s own cost and expense, fully repair any damage to the Building caused by such removal.

[Remainder of Page Intentionally Left Blank]

Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature.

LANDLORD:

PASEO DEL MAR CA, LLC, a Delaware limited liability company

By:	KBS Realty Advisors, LLC,
a Delaware limited liability company
Its:	Authorized Agent

By:	/s/ David L. Kray
Name:	David L. Kray
Title:	Senior Vice President

Effective Date:	November 19, 2007

TENANT:

CARDIUM THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Christopher J. Reinhard
Name:	Christopher J. Reinhard
Title:	Chief Executive Officer

By:	/s/ Tyler Dylan
Name:	Tyler Dylan
Title:	Chief Business Officer

THIS LEASE HAS BEEN PREPARED FOR TENANT’S REVIEW AND FOR TENANT’S SUBMISSION TO ITS LEGAL AND/OR TAX CONSULTANT. NO REPRESENTATION OR RECOMMENDATION IS MADE BY LANDLORD OR BROKER, OR THE AGENTS OR EMPLOYEES OF EITHER, AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTIONS RELATING HERETO.

EXHIBIT A-1

OUTLINE AND LOCATION OF PREMISES

1
2
3
4
5
6
7
8
9
10
A
A3
B
C
D
E

PRELIMINARY

PLEASE REVIEW LOCATION OF DEMISING WALLS

SQUARE FOOTAGES HAVE NOT BEEN FINALIZED

PENDING CONSTRUCTION COMPLETION

FLOOR 2
12255 El Camino Real
Building 3
12255 El Camino Real
Del Mar, CA 92310

Suite#: ---
ID#: 2-08

Tenant: Vacant

Date: 9/20/07

Suite Usable:	9781.8
Corridor Ext:	99.5
Usable:	9881
Rentable:	11184

STEVENSON SYSTEMS INC
stevensonsystems.com
255EC
©1986-2004 ALL RIGHTS RESERVED

EXHIBIT A-2

LEGAL DESCRIPTION OF PROJECT

PARCEL A: (APN NO.: 307-110-16)

LOT 30 OF EMPLOYMENT CENTER DEVELOPMENT UNIT NO. 2C, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 11460, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, FEBRUARY 26, 1986.

PARCEL B: (APN NO.: 307-110-40)

PARCEL 1 OF PARCEL MAP NO. 18748, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, JULY 13, 2001.

PARCEL C: (APN NO.: 307-110-41)

PARCEL 2 OF PARCEL MAP NO. 18748, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, JULY 13, 2001.

EXHIBIT A-3

DEPICTION OF UNDER-BUILDING PARKING

CBRE Storage
Premier
PWSP
Paseo Del Mar Bldg 3 Garage Parking
Telephone room
Up
FREEMAN
FREEMAN
Premier
PWSP
Machine room
Elevator lobby
USPS
Cardium
Premier
PWSP
Cardium
Electric room
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65
66
67
68
69
70
71
72
73
74
74
76
77

EXHIBIT B

RULES AND REGULATIONS

Tenant agrees to conform to the following rules and regulations and all other rules and regulations that Landlord may, from time to time, establish on a non-discriminatory basis for tenants and invitees of the Building, Premises and Project. Landlord shall not be responsible to Tenant for the violation or nonperformance by any other tenant or occupant of the Building or the Project with regard to such rules and regulations.

1. Except as provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be inscribed, displayed, printed or affixed on or to any part of the outside or inside of the Project, the Building or the Premises without the prior written consent of Landlord first had and obtained, which consent shall be exercised in Landlord’s sole discretion and in accordance with all applicable codes and ordinances. At Tenant’s expense, Landlord shall have the right to remove any such signs, placards, pictures, advertisements, names or notices which have not received Landlord’s approval.

All approved signs or lettering on doors shall be printed, affixed or inscribed at the expense of Tenant by the person or company designated by Landlord.

Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall that may appear unsightly from outside the Premises. Tenant shall not cause to be covered, or otherwise sunscreened, any window.

2. Tenant shall be permitted to have its name displayed in the Building directory, if any. Landlord reserves the right to exclude any other names therefrom.

3. Any sidewalks, walkways, bridges, arcades, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purpose other than for ingress to and egress from the Premises. The sidewalks, walkways, bridges, arcades, halls, passages, exits, entrances, elevators and stairways are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, reputation and interests of the Project and/or the Building and its tenants; provided, however, nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business, unless such persons are engaged in illegal activities. Tenant and its employees and invitees shall not go upon the roofs of the Building or Project.

4. Tenant shall not alter any lock or install any new or additional locks or any bolts on any door of the Premises without the prior written consent of the Landlord.

5. The toilets, urinals, wash bowls and such other fixtures shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expenses of any breakage, stoppage or damage resulting from the violation of this rule by Tenant, its employees or invitees shall be borne by Tenant.

6. Except for normal hanging of pictures, paintings, diplomas, and other similar decorating items, Tenant shall not mark, drive nails, screw, drill, core into or make any other modification to the floor, partitions, woodwork or plaster or in any way deface the Premises or any part thereof. Tenant must obtain the prior written authorization from Landlord or Landlord’s architect to drive nails, screw, drill, core or make any other modification to the floor. Tenant shall not add to, remove or modify any existing interior walls or partitions.

7. Tenant shall not overload the floor or any structural component of the Premises or the Building with any equipment (whether electronic or not), furniture or freight (collectively, “Equipment”). In the event Tenant shall require Equipment that might overload the floor or other structural components of the Premises or the Building, Tenant shall notify Landlord, providing Landlord information on the specific nature of such Equipment, including, but not limited to, dimensions, weight and specifications thereof. If Landlord approves the placement of same in the Premises, Landlord shall make any necessary adjustments to the Premises and/or the Building required to accommodate such Equipment, all at the cost of Tenant. In addition, Landlord shall have the right to prescribe how such Equipment shall be permitted to be situated within the Premises, including requiring that such Equipment stand on wooden strips of such thickness as is necessary to properly distribute the weight. All such approved Equipment shall be moved into and out of the Building during such hours and in such a manner as Landlord shall designate. Landlord shall also have the right to prescribe the weight, size and position of all safes which Tenant shall bring into the Building. Landlord will not be liable for the loss of or damage to any Equipment from any cause and any damage to the Project, the Building and/or the Premises caused by moving or maintaining such Equipment shall be repaired at the expense of Tenant. Tenant shall not use any hand trucks in the Premises or the Building except those equipped with rubber tires and side guards.

8. Tenant shall not use or keep, or permit to be used or kept, in the Premises or the Building any food (other than that consumed by the Tenant and Tenant’s employees on a day to day basis), noxious gas, kerosene, gasoline, inflammable to combustible fluids or materials or any similar substance.

9. The Premises shall not be used for manufacturing or storing merchandise except when such storage is incidental to the use of the Premises as permitted in the Lease. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco, or as a barber shop, or manicure shop. Tenant shall not advertise for laborers giving the address of the Project, Building or Premises. The Premises shall not be used for lodging or sleeping or for any illegal purposes.

10. Tenant shall not use any method of heating or air conditioning other than that Landlord shall supply. Tenant shall not, without the prior consent of Landlord, use any apparatus or device in the Premises that will in any way increase the amount of electricity usually furnished or supplied to the Premises for its use as general office space (including, but not limited to, electronic data processing machines, punch card machines or machines using in excess of 120 volts). Tenant shall not connect any device to any electrical current except through existing electrical outlets located within the Premises.

11. Landlord shall direct electricians regarding the manner and the locations in which telephone and telegraph wires are to be introduced. No boring or cutting for or laying of wires will be allowed without the written consent of Landlord. The location of telephones, call boxes or other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord.

12. Tenant shall not lay linoleum, tile, carpet or other similar floor covering except with the prior written consent of Landlord and as Landlord shall direct. The expense of repairing any damage resulting from a violation of this rule or the removal of any floor covering shall be borne by Tenant.

13. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such elevators as Landlord shall designate.

14. The general public shall be afforded access to the Building, including the halls, corridors, elevators, stairways and the Premises, between the hours of 7:00 a.m. and 6:00 p.m., Mondays through Fridays, and 8:00 a.m. and 2:00 p.m. on Saturdays. Such access shall not otherwise be available on Saturdays, and shall not be available on Sundays and legal holidays. Tenant’s employees shall have access on days during hours other than those listed herein utilizing Landlord’s security procedures. Landlord shall further have the right to restrict access to the Building during any invasion, riot, public disturbance or excitement, and at any other time Landlord deems it advisable for the safety and protection of the Building, its occupants and/or the property thereof. Landlord shall not be held liable for any damages and claims that may arise from Landlord’s failure to grant access to the Building during any time.

15. It shall be Tenant’s responsibility before leaving the Building to ensure that (a) all doors to the Premises are closed and securely locked, (b) all water faucets and other water apparatus in Tenant’s Premises are entirely shut off, and (c) all electricity in Tenant’s Premises is shut off, so as to prevent waste or damage. Tenant shall be solely liable for any damage or injury that may be occasioned by the failure of Tenant and/or its employees to observe such precautions.

16. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

17. The needs of Tenant will be attended to only upon written application to the Building Management Office. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employees will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

18. No vending or gaming machine or machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord, except for such machines located in non-public areas as are to the exclusive use of Tenant’s employees.

19. Landlord shall have the right, upon reasonable notice but without liability to Tenant, to change the name and street address of the Project and/or the Building of which the Premises are a part.

20. Tenant agrees that it shall comply with all fire and security regulations that may be issued from time to time by Landlord, and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such fire and security regulations.

21. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent same.

22. All keys to offices, rooms and toilet rooms shall be obtained from the Building Management Office and Tenant shall not duplicate or obtain keys from any other source. Tenant, upon termination of the Lease, shall deliver to Landlord any parking card keys and the keys to the Premises, offices, rooms and toilet rooms that shall have been furnished Tenant. In the event Tenant fails, or is unable, to return all such keys and/or cards, then Tenant shall reimburse Landlord the cost of replacing such keys and/or cards and, if deemed necessary by Landlord, replacing locks. Landlord, in its sole discretion, may require from Tenant a reasonable sum as a deposit for any such keys and cards.

23. Tenant shall not use or permit the Premises to be used in a manner that may be deemed offensive to Landlord or an occupant of the Building. Tenant shall not create or permit to be created upon the Premises any disruptive noise (including, without limitation, the sounds of radios, phonographs, televisions or musical instruments), odors or vibrations. Tenant shall not permit any pets or animals to be brought upon or kept in or about the Premises or the Building other than animals assisting the disabled.

24. Landlord shall designate and maintain an area outside of the Building as a smoking area for employees of the Project and Tenant shall direct its employees to smoke in only that designated area.

EXHIBIT C

COMMENCEMENT LETTER

Re:

Office Lease dated September     , 2007 (the “Lease”) between PASEO DEL MAR CA, LLC (“Landlord”) and CARDIUM THERAPEUTICS, INC. (“Tenant”), for the Premises, the Rentable Square Footage of which is 11,184, located on the 2nd floor of Building No. 3, Paseo Del Mar. Unless otherwise specified, all capitalized terms used herein shall have the same meanings as in the Lease.

Landlord and Tenant agree that:

Landlord has fully completed all Landlord Work required under the terms of the Lease, if any.

Tenant has accepted possession of the Premises. The Premises are usable by Tenant as intended. Subject to the terms and conditions of the Lease, Landlord has no further obligation to perform any Landlord Work or other construction, and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.

The Commencement Date of the Lease is                     , 200  .

The Expiration Date of the Lease is the last day of                     ,         .

Tenant’s Address at the Premises after the Commencement Date is:

Attention:

Phone:

Fax:

All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.

EXECUTED as of                     , 200  .

[Remainder of Page Intentionally Left Blank]

C-1

LANDLORD:

PASEO DEL MAR CA, LLC, a Delaware limited liability company

By:	KBS Realty Advisors, LLC,
a Delaware limited liability company
Its:	Authorized Agent

By:
Name:	David L. Kray
Title:	Senior Vice President

Effective Date:

TENANT:

CARDIUM THERAPEUTICS, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

C-2

EXHIBIT D

WORK LETTER

This Work Letter is attached as an Exhibit to an Office Lease (the “Lease”) between PASEO DEL MAR CA, LLC, as Landlord, and CARDIUM THERAPEUTICS, INC., as Tenant, for the Premises, the Rentable Square Footage of which is 11,184, located on the 2nd floor of the Building. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease. In the event of any conflict between the Lease and this Work Letter, the latter shall control.

1. Approved Construction Documents.

(A) Tenant’s Information. Within 10 Business Days after the Effective Date of this Lease, Tenant shall submit to Landlord (i) the name of a representative of Tenant who has been designated as the person responsible for receiving all information from and delivering all information to Landlord relating to the construction of the Landlord Work (as defined below), and (ii) all information necessary for the preparation of complete, detailed architectural, mechanical, electrical and plumbing drawings and specifications for construction of the Landlord Work in the Premises, including Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, initial provider(s) of telecommunications services, doors (including hardware and keying schedule), glass partitions, windows, critical dimensions, imposed loads on structure, millwork, finish schedules, security devices, if any, which Tenant desires or Landlord requires to have integrated with other Building safety systems, and HVAC and electrical requirements (including Tenant’s connected electrical loads and the National Electrical Code (NFPA-70) Design Load Calculations), together with all supporting information and delivery schedules (“Tenant’s Information”).

(B) Construction Documents. Following Landlord’s execution of the Lease and receipt of Tenant’s Information, an architectural/engineering firm selected by Tenant (subject to Landlord’s reasonable approval) and retained by Tenant shall prepare and submit to Landlord all finished and detailed architectural drawings and specifications, including mechanical, electrical and plumbing drawings (the “Construction Documents”). In addition, Landlord shall advise Tenant of the number of days of Tenant Delay (as defined below) attributable to extraordinary requirements (if any) contained in Tenant’s Information. Landlord (or its designated representative) reserves the right to reasonably designate the location(s) of all of Tenant’s mechanical, electrical or other equipment and the manner in which such equipment will be connected to Building systems.

(C) Approved Construction Documents. Within 10 Business Days after receipt, Landlord shall (i) approve and deliver the Construction Documents to Tenant, or (ii) provide Tenant Landlord’s written requested changes to the Construction Documents, in which event Tenant shall have the Construction Documents revised (as Tenant deems appropriate) and resubmitted to Landlord for approval within 10 Business Days after receipt. Upon Landlord’s and Tenant’s approval, the Construction Documents shall become the “Approved Construction Documents.”

2. Pricing and Bids. Following receipt of the Approved Construction Documents, Landlord will promptly price the construction of the Landlord Work with the general contractor selected by Tenant (subject to Landlord’s reasonable approval) in accordance with the Approved Construction Documents and furnish a written price estimate to Tenant. Upon receipt, Tenant shall promptly review such estimate and complete negotiations with the general contractor and Landlord for any changes or adjustments thereto. In connection with Tenant’s review, Tenant may value engineer the Landlord Work and the proposed general contractor’s estimates therefor. Within 7 Business Days after such receipt, Tenant shall return the estimate with written approval to Landlord. If Tenant fails to give its approval within such 7 Business Day period, the estimate will be deemed approved by Tenant. Landlord shall have all major subcontractor trades bid to at least three (3) subcontractors, and Landlord shall furnish written price estimates of such subcontractors to Tenant.

3. Landlord’s Contributions. Landlord will provide a construction allowance in the amount of $615,120 (which amount is based on 11,184 Rentable Square Feet in the Premises) (the “Construction Allowance”), toward the cost of constructing the Landlord Work. Payments shall be made directly to the contractor performing the Landlord Work. Except as described in Section 3(A) below, the cost of (a) all space planning, design, consulting or review services and construction drawings, (b) extension of electrical wiring from Landlord’s designated location(s) to the Premises, (c) purchasing and installing all building equipment for the Premises (including any submeters and any above building standard electrical equipment approved by Landlord), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, and (e) materials and labor, shall all be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose. The Construction Allowance made available to Tenant under this Work Letter must be utilized for its intended purpose within 180 days of the Effective Date or be forfeited with no further obligation on the part of Landlord; provided, however, that if any portion of the Construction Allowance is not so utilized within such 180 day period, the remainder shall be applied as a credit against Tenant’s next obligations to pay Base Rent for the Premises.

(A) The cost of installation of any meters, submeters and associated wiring within the main electrical room in the parking garage shall be borne by Landlord and shall not be charged to Tenant or the Construction Allowance. Furthermore, in no event shall the cost of any items included within the Building or the Premises as of the Effective Date be charged to Tenant or the Construction Allowance and in no event shall Tenant be required to purchase any pre-stocked items from Landlord as a part of the Landlord Work.

4. Construction.

(A) General Terms. Subject to the terms of this Work Letter, Landlord agrees to cause leasehold improvements to be constructed in the Premises (the “Landlord Work”) in a good and workmanlike manner in accordance with the Approved Construction Documents. Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor. Landlord shall assign to Tenant any guaranties or warranties procured by Landlord from contractors or subcontractors relating to any construction work within the Premises and Landlord agrees to obtain industry-standard warranties and guaranties from the general contractor and all subcontractors and, upon request from Tenant, to enforce such warranties and guaranties. In the event of such errors, omissions or defects, and upon Tenant’s written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties. In addition, Landlord’s approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease. Tenant acknowledges that Tenant’s Information and the Approved Construction Documents must comply with (i) the definitions used by Landlord for the electrical terms used in this Work Letter, (ii) the electrical and HVAC design capacities of the Building, (iii) Landlord’s policies concerning communications and fire alarm services, and (iv) Landlord’s policies concerning Tenant’s electrical design parameters, including harmonic distortion. Upon Tenant’s request, Landlord will provide Tenant a written statement outlining items (i) through (iv) above.

(B) ADA Compliance. Landlord shall, as an Operating Expense, be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Building (including elevators, Common Areas, and service areas), the Project’s parking facilities and all points of access into the Project. Tenant shall, at its expense (which may be chargeable to the Construction Allowance, if available), be responsible for ADA (and any applicable state accessibility standard) compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements, including submission of the Approved Construction Documents for review by appropriate state agencies. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

(C) Substantial Completion. The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Premises) has been performed. Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter. Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay (defined below) shall be the resulting postponement (if any) of the commencement of rental payments under the Lease. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (i) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of non-building standard equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work. Landlord shall provide Tenant with written notice of any alleged Tenant Delay and a one (1) Business Day cure period; if such Tenant Delay is not cured within said one (1) Business Day period, a Tenant Delay shall be deemed to have occurred commencing as of the date of such notice to Tenant.

5. Costs.

(A) Change Orders and Cost Overruns. Landlord’s approval (not to be unreasonably withheld, conditioned or delayed) is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders. Except as otherwise expressly provided in this Work Letter, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work over the Construction Allowance (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 10 days of receipt of Landlord’s invoice. In addition, at Landlord’s election, Landlord may require Tenant to prepay any projected Cost Overruns within 10 days of receipt of Landlord’s invoice for same. Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received. On or before the Commencement Date, and as a condition to Tenant’s right to take possession of the Premises, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts. Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease, subject to the cure period specified in Article 18 of the Lease.

(B) Construction Management Fee. Within 10 days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work, pay Landlord a construction management fee equal to 4% of the aggregate contract price for the hard costs of the Landlord Work, which may be paid from the unused portion of the Construction Allowance (if any). Tenant’s failure to pay such construction management fee when due shall constitute an event of default under the Lease.

6. Acceptance. Concurrently with Landlord’s delivery of the Premises to Tenant, a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of the Premises to identify any “punchlist” items (i.e., minor defects or conditions in the Landlord Work that do not impair Tenant’s ability to utilize the Premises for the purposes permitted hereunder), which items Landlord shall repair or correct no later than thirty (30) days after the date of such walk-through (unless the nature of such repair or correction is such that more than thirty (30) days are required for completion, in which case Landlord shall commence such repair or correction work within such thirty (30) day period and diligently prosecute the same to completion). By taking possession of the Premises, Tenant agrees and acknowledges that (i) the Premises are usable by Tenant as intended; (ii) Landlord has no further obligation to perform any Landlord Work or other construction (except repairs of latent defects as provided in Section 3(B) of the Lease and punchlist items, if any agreed upon by Landlord and Tenant in writing); and (iii) both the Building and the Premises are satisfactory in all respects.

EXHIBIT E

FORM OF LETTER OF CREDIT

[See Attached]

E-1

EXHIBIT F

MODIFIED BOMA STANDARD

Calculations in this report use the Building Owners and Managers Association International (BOMA) Standards as a guideline. The BOMA method provides general information on how to measure Usable and Rentable Area for Office Buildings, but does not provide detailed guidelines for dealing with a variety of situations that arise when measuring and apportioning areas that are part of a building. Furthermore, the BOMA standard does not specifically address the measurement of Industrial, Retail, or Garden Office Style Buildings. Since we have found consistency throughout the building to be an important aspect of measuring, Stevenson Systems has developed the additional methodology and definitions necessary to supplement BOMA’s guidelines.

Following is a list of the parameters used when measuring and apportioning the areas in this building.

MEASUREMENT

•	Gross Area is measured to the inside face of the perimeter glass and the inside face of the perimeter wall.

•	The following are included in Gross Area: Complex common share of Shower/Locker Room.

•

Corridor configuration on multi-tenant floors comply with the optimum corridor for exiting to stairways as determined by the architectural plans or by the building owner. Any extensions to this corridor configuration will be treated as Usable Area and apportioned to the tenants causing the extension. Deletions of the existing corridor or changes in corridor width will change the Tenant Factor and will result in a change to this report.

APPORTIONMENT

•

Areas apportioned to all tenants in the building are identified as Building Common, they include: Floor B – Elevator Lobby, Elevator Machine Room, Main Electrical Room, Telecom Room and Mechanical Room. Floor 1 – North Lobby , Elevator Lobby, Exit Corridor and Shower/Locker Room.

•	The following areas are included in Floor Non-Use and Building Non-Use. These areas are included in Gross Area, but have not been apportioned to any tenants: Floor B – Elevator Lobby and Mail Box.

•	Areas apportioned to more than one building are identified as Complex Common. They include the: Floor 1 – Shower/Locker Room located in the 12265 building.

F-1

CALCULATIONS

•

For the purpose of tenant calculations, the Tenant Factors (Add-On) are calculated on a Floating (or variable by floor) basis for multi-tenant and single tenant floors. NOTE: Stevenson Systems must be notified of any changes to the building which would affect the Rentable or Usable Area of the project. Any changes to the building will result in a change of the Tenant Factor for all tenants on the floor where the change occurred.

F-2

RIDER NO. 1

OPTION TO EXTEND

A. Renewal Period. Tenant may, at its option, extend the Term for one renewal period of five years (the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than 18 nor later than 12 months prior to the expiration of the Term, provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of the Premises, and (ii) no uncured event of default exists under the Lease. The Base Rent payable during the Renewal Period shall be at the Market Rental Rate (as defined below). Except as provided in this Rider No. 1, all terms and conditions of the Lease shall continue to apply during the Renewal Period.

B. Acceptance. Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Base Rent for such Renewal Period (the “Rental Notice”). For a period not to exceed 30 days after the date of the Rental Notice (the “Negotiation Period”), both parties shall negotiate on a diligent, good-faith basis to arrive at an agreement concerning the Market Rental Rate. If at the end of the Negotiation Period Landlord and Tenant are unable to agree on the Market Rental Rate, Landlord shall deliver to Tenant Landlord’s proposal for such terms (“Landlord’s Proposal”) and Tenant shall deliver to Landlord Tenant’s proposal for such terms (“Tenant’s Proposal”). Tenant shall have a period of 15 days after the end of the Negotiation Period (“Tenant’s Decision Period”) to elect to (i) accept Landlord’s Proposal by written notice (the “Acceptance Notice”) to Landlord, (ii) withdraw its renewal request by written notice (“Withdrawal Notice”) to Landlord, or (iii) notify Landlord that it has elected to renew the term of this Lease and elected to proceed to arbitration in accordance with Paragraph D below (“Arbitration Notice”). If Tenant timely delivers its Acceptance Notice (or is deemed to have accepted Landlord’s Proposal), Landlord and Tenant shall, within 30 days after receipt, execute a lease amendment reasonably satisfactory to Landlord and Tenant confirming the Base Rent and other terms applicable during the Renewal Period. If Tenant delivers a Withdrawal Notice, then Tenant’s option to extend shall automatically expire and be of no further force or effect. If Tenant fails timely to deliver its Acceptance Notice or its Arbitration Notice (as applicable), and if such failure continues for a period of 5 Business Days after written notice thereof by Landlord, then Tenant shall be deemed to have elected to accept Landlord’s Proposal.

C. Market Rental Rate. The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable new lease or renewal transaction in comparable space and in a Comparable Building as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, amenities of the Project, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Project and by other landlords of Comparable Buildings, taking into account the location and quality of the Comparable Building, lease term, amenities of that project, condition of the space and any concessions and allowances commonly being offered by that landlord. Although the determination of Market Rental Rate shall be made at a point in time

Rider No. 1-i

prior to the commencement date for the applicable Renewal Period, such determination is to be made based on Landlord’s and Tenant’s (or the Qualified Panel’s (defined below)) opinion of what the Market Rental Rate should be at the time the rate being determined will go into effect.

D. Arbitration. If Tenant delivers an Arbitration Notice to Landlord prior to the expiration of Tenant’s Decision Period (or the 5 Business Day cure period), then the term of this Lease shall be renewed and Landlord and Tenant shall proceed to arbitration in accordance with the procedure set forth below. Landlord and Tenant shall commence arbitration proceedings in accordance with the Commercial Arbitration Rules of the American Arbitration Association and, at least 6 months prior to the expiration of the initial term, Landlord shall submit Landlord’s Proposal in writing and Tenant shall submit Tenant’s Proposal in writing, together with the supporting data that was used to calculate such proposals, to a panel of 3 qualified independent licensed commercial real estate brokers or real estate appraisers who (i) are licensed under the laws of the State of California, (ii) have been active over the ten (10) year period ending on the date of appointment to the panel in the leasing or appraising of multi-story office buildings in the Carmel Valley/Del Mar Heights area of San Diego County, (iii) are recognized as a market expert in office leasing or appraisal of office buildings, (iv) have not represented either Landlord or Tenant during the preceding five years or in connection with this Lease, and (v) have general experience and competence in determining market rates for office space comparable to the Premises, and being familiar with the Commercial Arbitration Rules of the American Arbitration Association (a “Qualified Panel”). The Qualified Panel shall be selected as follows: Tenant shall select 1 panel member, Landlord shall select 1 panel member, and the 2 panel members so selected shall select a third within 30 days after Tenant delivers the Arbitration Notice. If either Landlord or Tenant fails to select its panel member within such 30 day period, then the panel member selected by the other party shall select the other 2 panel members. Within 20 days after the proposals are submitted, the Qualified Panel shall hold a hearing during which Landlord and Tenant may present evidence in support of their respective proposals. Within 3 days after the date of the hearing, the Qualified Panel will determine the Market Rental Rate provided the Qualified Panel may select only Landlord’s Proposal or Tenant’s Proposal (and no other amount) as the Market Rental Rate, which proposal so selected shall be the Market Rental Rate for the applicable Renewal Period. The Qualified Panel’s determination shall be binding on Landlord and Tenant and may be enforced by a court of competent jurisdiction. The cost of such arbitration shall be paid by the party whose proposal was not selected. Within 30 days after the Qualified Panel’s determination of the Market Rental Rate, Landlord and Tenant shall execute a mutually acceptable amendment to this Lease specifying that this Lease has been extended at a rate equal to the determined Market Rental Rate. If the foregoing arbitration process is not completed prior to the commencement of the applicable Renewal Period, Tenant shall continue to pay Base Rent at the rates in effect prior to such Renewal Period until such time as the arbitration process is complete, at which time Tenant will pay Landlord, or Landlord will pay Tenant, the amounts necessary to adjust the payments made prior to such date to be equal to the Market Rental Rate determined by such arbitration process.

Rider No. 1-ii

RIDER NO. 2

RIGHT OF FIRST REFUSAL

Provided this Lease is then in full force and effect and no event of default, (beyond the expiration of all applicable notice and cure periods), as defined in Article 18 of this Lease, is then in existence, Tenant shall have the right of first refusal as hereinafter described to lease that portion of the space to be leased to a prospective tenant (the “Offered Space”) which is all or part of Suite 280 (the “Right of First Refusal Space”), containing approximately 3,253 rentable square feet (more specifically shown on Exhibit AA attached hereto) at such time as Landlord engages in negotiations with a prospective tenant, exercisable at the following times and upon the following conditions:

1. If Landlord receives a signed lease letter of intent from a prospective tenant to lease the Offered Space, Landlord shall notify Tenant of such fact and shall include in such notice the rent, term, and other terms (including, but not limited to, finish out, moving allowances and design fees) at which Landlord is prepared to offer such Offered Space to such prospective tenant. Tenant shall have a period of five (5) Business Days from the date of delivery of the notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the Offered Space. If Tenant fails to give any notice to Landlord within the required five (5) Business Day period, Tenant shall be deemed to have waived its right to lease the Offered Space.

2. If Tenant so waives its right to lease the Offered Space (either by giving written notice thereof or by failing to give any notice), Landlord shall have the right to lease the Offered Space to the prospective tenant and upon the execution of such lease between Landlord and the prospective tenant this Right of First Refusal as to the Offered Space shall thereafter be null, void and of no further force or effect.

3. If Landlord does not enter into a lease with such prospective tenant covering the Offered Space, Landlord shall not thereafter engage in other lease negotiations with respect to the Right of First Refusal Space without first complying with the provisions of this Rider No. 2.

4. Upon the exercise by Tenant of its right of first refusal as provided in this Rider No. 2, Landlord and Tenant shall, within fifteen (15) days after Tenant delivers to Landlord notice of its election, enter into an amendment to the Lease incorporating the Offered Space into the Premises for the rent, for the term, and containing such other terms and conditions as Landlord notified Tenant pursuant to paragraph 1 above.

5. Any assignment (other than in connection with a Permitted Transfer) or the subletting by Tenant of any portion of the Premises pursuant to Article 11 of this Lease shall terminate the right of first refusal of Tenant contained herein. The right of first refusal granted herein is personal to Cardium Therapeutics, Inc., and any transferee under a Permitted Transfer, and shall not be assignable to any other person or entity.

6. The right of first refusal of Tenant contained herein shall be subject and subordinate to any rights of renewal, expansion or extension existing under any other tenant

Rider No. 2-i

leases for the Building as of the date of this Lease. As of the Effective Date, Pillsbury Winthrop Shaw Pittman LLP (the third-floor tenant of the Building) has certain expansion rights and rights of first refusal as to 4,000 to 5,000 Rentable Square Feet on the Second Floor of the Building.

Rider 2-ii

EXHIBIT AA

DEPICTION OF RIGHT OF FIRST REFUSAL SPACE

1
2
3
4
5
6
7
8
9
10
A
A3
B
C
D
E

PRELIMINARY

PLEASE REVIEW LOCATION
OF DEMISING WALLS

SQUARE FOOTAGES HAVE
NOT BEEN FINALIZED

PENDING CONSTRUCTION
COMPLETION

FLOOR 2
12255 El Camino Real
Building 3
12255 El Camino Real
Del Mar, CA 92310

Suite#: ---
ID#: 2-07

Tenant: Vacant

Date: 8/29/07

Suite Usable:	2803.2
Corridor Ext:	71.2
Usable:	2874
Rentable:	3253

STEVENSON
SYSTEMS INC
stevensonsystems.com
255EC

©1986-2004 ALL RIGHTS RESERVED

Rider 2-iii

RIDER NO. 3

INSURANCE WAIVER

TERMS AND CONDITIONS

The Lease requires that Tenant obtain (1) flood and earthquake insurance and (2) business interruption insurance. Tenant has (a) indicated that, as of the Effective Date, it will not carry property insurance endorsed to cover risk of casualty from flood or earthquake, and (b) represented that the risk of business interruption or losing the use of the Premises will not significantly impact its ability to meet its present and future financial obligations, including those owing, or that will be owed, to Landlord. Tenant, therefore, does not currently wish to carry such insurance.

Landlord waives the requirements that Tenant obtain flood and earthquake insurance and business interruption insurance. TENANT WAIVES ALL LIABILITIES, OBLIGATIONS, DAMAGES, PENALTIES, CLAIMS, ACTIONS, COSTS, CHARGES AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES AND OTHER PROFESSIONAL FEES AGAINST THE LANDLORD PARTIES ARISING FROM OR ATTRIBUTABLE TO FLOOD, EARTHQUAKE, AND/OR BUSINESS INTERRUPTION OR LOSS OF USE OF THE PREMISES, AND, TO THE EXTENT SUCH LIABILITIES, OBLIGATIONS, DAMAGES, PENALTIES, CLAIMS, ACTIONS, COSTS, CHARGES AND EXPENSES WOULD HAVE BEEN COVERED HAD TENANT ACTUALLY PURCHASED THE INSURANCE REQUIRED UNDER SECTION 14 OF THIS LEASE, TENANT SHALL INDEMNIFY AND DEFEND THE LANDLORD PARTIES AGAINST ALL LIABILITIES, OBLIGATIONS, DAMAGES, PENALTIES, CLAIMS, ACTIONS, COSTS, CHARGES AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES AND OTHER PROFESSIONAL FEES ARISING FROM OR ATTRIBUTABLE TO FLOOD, EARTHQUAKE, AND/OR BUSINESS INTERRUPTION OR LOSS OF USE OF THE PREMISES. In addition, Landlord, in entering into the Lease, is relying on Tenant’s representation that any business interruption or loss of use of the Premises will not significantly impact Tenant’s ability to meet its financial obligations, including those owing, or that will be owed, to Landlord.

The provisions of this Rider 3 are personal to the named Tenant, and may not be assigned to anyone other than a Permitted Transferee. Landlord may require any other transferee to carry one or more of the types of insurance covered by this Rider 3.

Rider 3-i